Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

J. Alexander’s Holdings, Inc.:

We consent to the incorporation by reference in Registration Statement No. 333-207780 on Form S-8 of J. Alexander’s Holdings, Inc. of our report dated March 30, 2016, with respect to the consolidated balance sheets of J. Alexander’s Holdings, Inc. and Subsidiaries as of January 3, 2016 and December 28, 2014, and the related consolidated statements of income and comprehensive income, members’ / stockholders’ equity and cash flows for each of the years in the three fiscal years ended January 3, 2016, which report appears in the January 3, 2016 annual report on Form 10-K of J. Alexander’s Holdings, Inc..

/s/ KPMG LLP

Nashville, Tennessee

March 30, 2016